DKM
Certified Public Accountants

2451 N. McMullen Booth Road
Suite.308
Clearwater, FL 33759

855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 of our audit report dated December 20, 2012 relative to the financial statements of Global System Designs, Inc. as of November 30, 2012 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period November 27, 2012 (date of inception) through November 30, 2012.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

DKM Certified Public Accountants

Clearwater, Florida
April 5, 2013